Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-460-9171

Monique.Allaire@infi.com

http://www.infi.com

INFINITY REPORTS ENCOURAGING CLINICAL DATA FOR IPI-504 AT ASCO 2009

— Phase 2 Data Show Partial Responses and Generally Well-Tolerated Safety Profile

in Patients with Advanced Non-Small Cell Lung Cancer —

— Phase 1 Study Demonstrates Combinability of IPI-504 with Taxotere as Evidenced by Tolerability and Anti-Tumor Activity —

ORLANDO, Fla. and CAMBRIDGE, Mass. – May 30, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today presented promising data from two clinical trials of IPI-504, the company’s heat shock protein 90 (Hsp90) chaperone inhibitor. Preliminary data from the Phase 2 portion of a study in patients with advanced non-small cell lung cancer (NSCLC) and a Phase 1 study of IPI-504 in combination with Taxotere® (docetaxel) demonstrate anti-tumor activity, including four partial responses in the Phase 2, and a generally well-tolerated safety profile in both studies. The data were presented during the 2009 American Society for Clinical Oncology (ASCO) Annual Meeting in Orlando, Florida.

“We are encouraged by the preliminary data showing single-agent anti-tumor activity with IPI-504 in patients with advanced non-small cell lung cancer, a population in need of new treatment options,” said Julian Adams, Ph.D., president of research and development and chief scientific officer, Infinity. “We also observed encouraging evidence of combinability of IPI-504 with Taxotere, a standard of care in treating NSCLC. Together, these results enhance our understanding of the potential for Hsp90 chaperone inhibition and will help us to determine the best clinical development strategy in this disease. We look forward to elaborating on our next steps as the data from these studies continue to mature.”

Data presented during ASCO demonstrate single-agent anti-tumor activity in the Phase 2 portion of a study evaluating IPI-504 in patients with stage IIIb/IV NSCLC. The study was designed to evaluate the safety, tolerability, and biologic activity of IPI-504 in two patient populations: one with known epidermal growth factor receptor (EGFR) mutations and one with wild-type EGFR expression. In this study, IPI-504 was administered at 400mg/m2 on a three-week cycle of twice weekly dose administration for two weeks, followed by one week off. The preliminary data show that, to date, patients with wild-type EGFR expression NSCLC (n=28), all of whom were heavily pretreated, experienced a 14.2 percent overall response rate (ORR); all four responses were partial responses. Estimated progression free survival for these patients was 3.9 months which, along with the ORR, compares favorably to other treatments frequently used to treat patients with refractory NSCLC. There are no responses to date in patients with mutant EGFR expression (n=19) or in patients whose EGFR status is unknown (n=10). IPI-504 was generally well tolerated in this study, with the most common adverse events being nausea and fatigue. Based on these preliminary data, Infinity is currently studying the molecular characteristics of patients in the study to identify genetic predictors of patients with NSCLC who may most benefit from treatment with IPI-504. The trial completed enrollment in April 2009. A number of patients remain on study and continue to receive IPI-504 at 225mg/m2 on the same cycle of administration.

“These data demonstrate intriguing single-agent activity of IPI-504 in advanced NSCLC – an important milestone in evaluating IPI-504 as a potential treatment approach for patients with this disease,” said David S. Grayzel, M.D., vice president, clinical development and medical affairs, Infinity. “We are now working to explore the potential underlying genetic markers that could predict response to Hsp90 inhibition in patients, and we look forward to further exploration of the potential of IPI-504 in NSCLC.”

Preliminary data also were presented during ASCO from a Phase 1b dose-escalation study evaluating IPI-504 in combination with Taxotere on multiple schedules of administration. The study initially enrolled patients with advanced solid tumors, and expanded in late 2008 to focus on patients with advanced NSCLC. Data from the study show that, to date, the combination regimen has been generally well tolerated in patients (n=22) with a variety of solid tumor malignancies. Pharmacokinetic data showed no effect of IPI-504 on the clearance of Taxotere from the body. A maximum tolerated dose of 450mg/m2 was reached when administered every three weeks, and Infinity will continue evaluating IPI-504 in the ongoing study at a dose of 300mg/m2 in combination with Taxotere. Data reported also show evidence of anti-tumor activity, with one partial response in a patient with metastatic pancreatic cancer refractory to gemcitabine, and six additional patients who experienced stable disease for at least three months. Infinity plans to evaluate additional schedules of administration in this trial.

“It is clear that alternative treatments for patients with non-small cell lung cancer are needed,” said Gregory J. Riely, M.D., Ph.D., Assistant Attending, Memorial Sloan-Kettering Cancer Center. “The clinical data we’ve generated to date support the continued evaluation of Hsp90 chaperone inhibition in combination with docetaxel in order to help address the unmet medical need in this difficult-to-treat patient population. Working with Infinity, we have been able to begin to evaluate this promising approach in patients.”

Hsp90 Chaperone Inhibitor Program

Infinity is pursuing clinical development with its Hsp90 chaperone inhibitor product candidates, IPI-504 (i.v.) and IPI-493 (oral) in multiple indications. IPI-504 is being evaluated in a Phase 2 trial in combination with Herceptin® (trastuzumab) in patients with HER2-positive breast cancer, in the Phase 2 portion of a trial as a single agent in patients with advanced non-small cell lung cancer (NSCLC), and in a Phase 1 trial in combination with Taxotere® (docetaxel) in patients with advanced solid tumors. Infinity is also undertaking a Phase 1 clinical trial with IPI-493, its oral Hsp90 chaperone inhibitor, in patients with advanced solid tumors.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the utility of IPI-504 in treating various types of cancer and the future clinical development of IPI-504 in NSCLC and in combination with Taxotere. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-504 will successfully complete necessary phases of clinical development, or that the preliminary data reported in this press release will be consistent with the final data reported from the applicable study. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; Infinity’s reliance on its strategic alliance with Mundipharma International Corporation Ltd. and Mundipharma’s ability to meet its agreed-upon funding obligations; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2009. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin® and Taxotere® are registered trademarks of Genentech, Inc. and sanofi-aventis LLC, respectively.

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